Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Jill York
VP, Chief Financial Officer
MB Financial, Inc.
(847) 653-1991
 jyork@mbfinancial.com

MB FINANCIAL, INC. ANNOUNCES PRICING OF UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

CHICAGO, IL – (September 14, 2009) MB Financial, Inc. (NASDAQ: MBFI), the holding company for MB Financial Bank, N.A., today announced it has priced its underwritten public offering of $175 million of its common stock at $16.00 per share, for a total of approximately 10.9 million shares of common stock.

The Company intends to use the net proceeds from the offering for general corporate purposes. The offering is expected to close on September 17, 2009.

J.P. Morgan Securities Inc. acted as the sole book-running manager. Sandler O’Neill & Partners, L.P., FBR Capital Markets & Co., Howe Barnes Hoefer & Arnett, Inc. and Sterne, Agee & Leach, Inc. were co-managers.

The Company also has granted to the underwriters a 30-day option to purchase up to an additional approximately 1.6 million shares offered to cover over-allotments, if any. The shares are being issued pursuant to a prospectus supplement to the prospectus filed as a part of the Company's effective shelf-registration statement on Form S-3 (File No. 333-156332).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers may be made only by means of a prospectus and a related prospectus supplement. Copies of a prospectus with respect to this offering may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Prospectus Department, 718-242-8002.

About MB Financial

MB Financial, Inc. is the holding company for MB Financial Bank, N.A. MB Financial Bank is a locally operated financial institution that has been delivering competitive personalized service for nearly 100 years to businesses and individuals who live and work in the Chicago metropolitan area.

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Safe Harbor Statement: Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in such statements, as discussed in MB Financial Inc.’s filings with the Securities and Exchange Commission.